EXHIBIT 99.7
Equity Rollover Letter
(Michael W. Dickey)
July 23, 2007
To: Cloud Acquisition Corporation
Re: Cumulus Media, Inc.
Gentlemen:
     Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Cloud Acquisition Corporation, a Delaware corporation (“Parent”), Cloud Merger Corporation, a Delaware corporation (“Merger Sub”), and Cumulus Media, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub, or a permitted assignee of Merger Sub, will be merged with and into the Company (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. The Person delivering the Equity Financing Commitment to Parent is referred to herein as the “Other Investor.” The undersigned and the other Persons contributing Shares to Parent immediately prior to the Effective Time pursuant to an equity rollover letter in substantially the form of this letter (each, an “Equity Rollover Letter”) are each referred to herein as a “Rollover Investor” and, collectively, as the “Rollover Investors”). The Other Investor and the Rollover Investors are each referred to herein as an “Investor” and, collectively, as the “Investors”). Cloud Holding Company, LLC, a Delaware limited liability company and the direct parent of Parent, is referred to in this letter as “Holdco.” This letter is being delivered to Parent in connection with the execution of, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into, the Merger Agreement.
     This letter confirms the commitment of the undersigned, subject to any conditions set forth herein, to transfer, contribute and deliver to Parent a number of Shares having a value in the aggregate (based upon the per share Merger Consideration of $11.75) equal to $6,627,000 (the “Rollover Contribution Shares”) immediately prior to the Effective Time in exchange for a pro rata share of the equity of Holdco, based on the value of the aggregate equity contributions of the Investors and assuming that the value of each Rollover Contribution Share is equal to the Merger Consideration (such share of the equity of Holdco to be issued to the undersigned, the “Subject Equity Securities”). The undersigned shall not, under any circumstances, be obligated to contribute to Parent a number of Shares in excess of the Rollover Contribution Shares. The undersigned’s obligation to transfer, contribute and deliver the Rollover Contribution Shares to Parent is subject to the consummation of the Merger following the satisfaction or waiver of the conditions set forth in the Merger Agreement to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated thereby, the terms of this letter, and the substantially contemporaneous funding of the Financing, and such transfer, contribution and delivery of the Rollover Contribution Shares will occur contemporaneously with the Closing of the Merger and the simultaneous issuance to the undersigned of the Subject Equity Securities. For U.S. federal income tax purposes, the undersigned shall be deemed to have contributed the Rollover Contribution Shares to Holdco and Holdco to have contemporaneously contributed the Rollover Contribution Shares to Parent.
     The undersigned represents and warrants that he has the legal capacity to execute and deliver this letter, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This letter has been duly executed and delivered by the undersigned and, assuming this letter constitutes a valid and binding obligation of the other party hereto, constitutes a legal, valid and binding obligation of the undersigned, enforceable against him in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     The undersigned represents and warrants that he has good and marketable title to the Rollover Contribution Shares, and upon transfer, contribution and delivery of the Rollover Contribution Shares to Parent, he will transfer same free and clear of any Liens (other than Liens under federal securities laws). The undersigned further represents and warrants that the execution and delivery of this letter by the undersigned in his capacity as a stockholder does not, and the performance by the undersigned of his obligations under this letter will not, conflict with or violate any law applicable to the undersigned in his capacity as a stockholder of the Company, except for any of the foregoing as would not reasonably be expected to impair his ability to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
     The undersigned’s obligation to transfer, contribute and deliver the Rollover Contribution Shares will terminate automatically and immediately upon the earliest to occur of (a) termination of the Merger Agreement in accordance with its terms, (b) the Company or any of its Affiliates asserting in any litigation or other proceeding any claim against the undersigned, and (c) any Person, other than Parent (acting through its board of directors), seeking to enforce or cause Parent to enforce any provisions of this letter. Upon any such termination of this letter, any obligations hereunder will terminate and neither of the parties hereto shall have any liability whatsoever to any other party, except for any liability arising out of any breach hereof occurring prior to such termination.
     The undersigned’s obligation to transfer, contribute and deliver the Rollover Contribution Shares may not be assigned, except as permitted in this paragraph. The undersigned may assign all or a portion of his obligation to transfer, contribute and deliver the Rollover Contribution Shares to his Affiliates or any heir, legatees, beneficiaries and/or devisees of any individual who is an Affiliate of the undersigned; provided, however, that, except to the extent otherwise agreed to by the Parent, any such assignment shall not relieve the undersigned of his obligations under this letter.
     Nothing in this letter, express or implied, is intended to or shall confer upon any Person other than Parent (acting through its board of directors) or the undersigned any right, benefit or remedy of any nature whatsoever under or by reason of this letter. This letter may only be enforced by Parent (acting through its board of directors), in its sole discretion. Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.
     This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     This letter shall be governed by and construed in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction). In addition, each party (i) irrevocably and unconditionally consents to submit itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this letter, (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this letter or any transaction contemplated hereby, and (iv) agrees that it will not bring any action relating to this letter in any court other than the above-named courts. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     The terms of this letter may not be modified or otherwise amended, except pursuant to a written agreement signed by the parties hereto.
[Signatures on following page]

Very truly yours,

/s/ Michael W. Dickey

Michael W. Dickey

Accepted and Acknowledged as of the date first written above:

Cloud Acquisition Corporation

By:	/s/ Lewis W. Dickey, Jr.
Name:	Lewis W. Dickey, Jr.
Title:	Chairman, President and CEO